Exhibit 10.4
SUBLEASE AGREEMENT
          This SUBLEASE AGREEMENT (“Sublease”) is made and entered into as of the 22nd day of June 2007, by and between Miramax Film Corp., a New York corporation (“Sublandlord”) and The Film Department, a Delaware LLC (“Subtenant”).
          WHEREAS, Mani Brothers Piazza Del Sol, LLC, a California limited liability company, as landlord (“Landlord”), and Sublandlord, as tenant (“Tenant”), entered into a lease dated as of February 14, 2000 (the “Original Lease”), whereby Landlord leased to Tenant the certain premises (the “Master Premises”) in the building located at 8439 Sunset Boulevard, in West Hollywood, CA (the “Building”), all as more particularly described in the Master Lease, upon the terms and conditions contained therein. Such lease was subsequently amended by a First Amendment to Lease, effective as of September 1, 2000 (the “First Amendment”), a Second Amendment to Lease, effective as of October 23, 2002 (the “Second Amendment”), and a Third Amendment to lease, effective as of May 30, 2003 (the “Third Amendment;” the Original Lease, as amended by the First Amendment, the Second Amendment, and the Third Amendment is referred to herein as the “Master Lease.”) All capitalized terms used herein shall have the same meaning ascribed to them in the Master Lease unless otherwise defined herein. A copy of the Master Lease is attached hereto as Exhibit “A” and made a part hereof.
          WHEREAS, Sublandlord and Subtenant are desirous of entering into a sublease of that portion of the Master Premises shown cross-hatched in black on the demising plan annexed hereto as Exhibit “B” and made a part hereof (“Sublease Premises”) on the terms and conditions hereafter set forth.
          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:
     1. Demise. Sublandlord hereby subleases and demises to Subtenant and Subtenant hereby hires and subleases from Sublandlord the Sublease Premises (which the parties stipulate contain 10,317 rentable square feet), upon and subject to the terms, covenants and conditions hereinafter set forth. Sublandlord and Subtenant acknowledge and agree that the Sublease Premises do not include the area shown as the “Lan Room” on the attached Exhibit “B;” however, because the Lan Room is integral to the operation of Sublandlord’s business in the Master Premises, and because the Lan Room is accessible only from the interior of the Sublease Premises, Sublandlord and Subtenant agree that Sublandlord hereby reserves the right for its agents and employees to enter into the Sublease Premises at all times during the Term (defined below) for the purpose of ingress to, and egress from, the Lan Room. Notwithstanding the foregoing, Sublandlord shall provide Subtenant with at least twenty-four (24) hours advance notice in the event that Sublandlord intends to enter into the Sublease Premises; provided, however, that in the event of an emergency, Sublandlord’s agents and/or employees may enter into the Sublease Premises for the purpose of gaining access to the Lan Room without such prior notice to Subtenant.

     2. Lease Term. The term of this Sublease (“Term”) shall commence upon delivery of the Sublease Premises to Subtenant (the “Sublease Commencement Date”) and ending, unless sooner terminated as provided herein, on June 30, 2010 (the “Sublease Expiration Date”). Sublandlord shall promptly notify Subtenant following receipt (if any) of Landlord’s consent to this Sublease, and Subtenant shall not be required to accept delivery of the Sublease Premises from Sublandlord until seventy-two (72) hours have elapsed following Subtenant’s receipt of such notification.
     3. Use. The Sublease Premises shall be used and occupied by Subtenant for the uses permitted under, and in compliance with the terms and conditions, of the Master Lease, and for no other purpose whatsoever.
     4. Rent.
          (a) Base Rental. For so long as the Subtenant is not in default of any of its duties and obligations hereunder (after giving effect to any applicable notice and cure period), Subtenant shall be entitled to an abatement of Base Rental for the first three full calendar months of the Term. Accordingly, provided that Subtenant is entitled to apply the Security Deposit to the monthly Base Rental pursuant to the terms of Paragraph 5(b), below), beginning on the first day of the seventh (7th) month of the Term (and on the first day of each month thereafter during the Term), Subtenant shall pay Sublandlord the sum of Twenty Six Thousand Eight Hundred Twenty Four Dollars and Twenty Cents ($26,824.20) each month as installments of base rent (“Base Rental”); provided, however, that effective as of the first day of the thirteenth (13th) calendar month following the Sublease Commencement Date, and thereafter annually on each anniversary of such date during the Term, the Base Rental shall be increased to a sum equal to One Hundred and Three Percent (103%) of the Base Rental in effect immediately preceding such adjustment.
          (b) Prorations. If the Sublease Commencement Date is not the first (1st) day of a month, or if the Sublease Expiration Date is not the last day of a month, a prorated installment of monthly Base Rental based on a thirty (30) day month shall be paid for the fractional month during which the Term commenced or terminated.
          (c) Additional Rent. In addition to paying the Base Rental, during the Term of this Sublease Subtenant shall pay to Sublandlord as additional rent for this subletting all after-hours heating, ventilating and air-conditioning charges incurred with respect to the Sublease Premises, or incurred at the request of, or on behalf of, Subtenant, and shall pay all other additional expenses, costs and charges incurred pursuant to the terms and conditions of the Master Lease and payable to Landlord in connection with Subtenant’s use of the Sublease Premises. Base Rental, additional rent and all other sums due and owing by Subtenant hereunder, however characterized (including without limitation, late fees and interest) shall hereinafter be collectively referred to as “Rent.”
          (d) Operating Expenses. In addition to paying the Base Rental, Subtenant shall pay an amount equal to twenty-seven and six-tenths percent (27.4%)(“Subtenant’s Share”) of the Direct Expenses for the Master Premises which are in excess of the amount of Direct Expenses for the Master Premises applicable to the calendar year 2007 (the “Base Year”); provided, however, that, notwithstanding the foregoing, in no event shall any decreases in Direct Expenses for any Expense Year entitle Subtenant to any decrease in Base Rental or any credit against sums due hereunder.
          (e) Payment of Rent. Except as otherwise specifically provided in this Sublease, Rent shall be payable in lawful money without demand, and without offset, counterclaim, or setoff in monthly installments, in advance, on the first day of each and every month during the Term of this Sublease. All of said Rent is to be paid to Sublandlord at its office at the address set forth for notices below, or at such other place or to such agent and at such place as Sublandlord may designate by notice to Subtenant. Any additional rent payable on account of items which are not payable monthly by Sublandlord to Landlord under the Master Lease is to be paid to Sublandlord as and when such items are payable by Sublandlord to Landlord under the Master Lease unless a different time for payment is elsewhere stated herein. Upon written request therefore, Sublandlord agrees to provide Subtenant with copies of any statements or invoices received by Sublandlord from Landlord pursuant to the terms of the Master Lease.
          (f) Late Charge. In addition to the late charge described in Paragraph 25 of the Master Lease, any Rent or other amounts owing hereunder which are not paid when due shall bear interest from the date when due until paid at a rate per annum equal to the prime rate charged from time to time by Bank of America, N.T. & S.A. plus two percent (2%).
     5. Security Deposit.
          (a) Initial Security Deposit. Concurrently with the execution of this Sublease, Subtenant shall deposit with Sublandlord the sum of One Hundred and Sixty Three Thousand Three Hundred Eighty Three Dollars and Fifty Two Cents ($163,383.52)(the “Deposit”), which shall be held by Sublandlord as security for the full and faithful performance by Subtenant of its covenants and obligations under this Sublease. Except as expressly provide in this paragraph to the contrary, the Deposit is not an advance Rent deposit, an advance payment of any other kind, or a measure of Sublandlord’s damage in case of Subtenant’s default. If Subtenant defaults in the full and timely performance of any or all of Subtenant’s covenants and obligations set forth in this Sublease, then Sublandlord may, from time to time, without waiving any other remedy available to Sublandlord, use the Deposit, or any portion of it, to the extent necessary to cure or remedy the default or to compensate Sublandlord for all or a part of the damages sustained by Sublandlord resulting from Subtenant’s default. Subtenant shall immediately pay to Sublandlord within five (5) days following demand, the amount so applied in order to restore the Deposit to its original amount, and Subtenant’s failure to immediately do so shall constitute a default under this Sublease. If Subtenant is not in default with respect to the covenants and obligations set forth in this Sublease at the expiration or earlier termination of the Sublease, Sublandlord shall return the Deposit (or so much as then remains) to Subtenant [within ten (10) days] following the expiration or earlier termination of this Sublease. Sublandlord’s obligations with respect to the Deposit are those of a debtor and not a trustee. Sublandlord shall not be required to maintain the Deposit separate and apart from Sublandlord’s general or other funds and Sublandlord may commingle the Deposit with any of Sublandlord’s general or other funds. Subtenant shall not at any time be entitled to interest on the Deposit.

          (b) Periodic Reduction in Security Deposit. Notwithstanding anything to the contrary set forth in the foregoing subparagraph 5(a), in the event that Subtenant is not then in default of any of its duties and obligations hereunder (after giving effect to any applicable notice and cure period), Subtenant shall be entitled to apply the Deposit as follows: on the first day of the fourth (4th), fifth (5th) and sixth (6th) months of the Term, Twenty Six Thousand Eight Hundred Twenty Four Dollars and Twenty Cents ($26,824.20) of the Deposit shall be applied to the Base Rental due and owing for such month, and Subtenant shall thereafter not be required to maintain a Deposit in excess of the sum of Eighty Two Thousand Nine Hundred Ten Dollars and Ninety Two Cents ($82,910.92); on the first day of the twelfth (12th) full month of the Term, Twenty Six Thousand Eight Hundred Twenty Four Dollars and Twenty Cents ($26,824,20) shall be applied to the Base Rental due and owing for such twelfth (12th) month, and Subtenant shall thereafter not be required to maintain a Deposit in excess of the sum of Fifty Six Thousand Eighty Six Dollars and Seventy Two Cents ($56,086.72); and on the first day of the twenty fourth (24th) full month of the Term, Twenty Seven Thousand Six Hundred Twenty Eight Dollars and Ninety Three Cents ($27,628.93) shall be applied to the Base Rental due and owing for such twenty fourth (24th) month, and Subtenant shall thereafter not be required to maintain a Deposit in excess of the sum of Twenty-Eight Thousand Four Hundred Fifty Seven Dollars and Seventy Nine Cents ($28,457.79).
     6. Signage. Subtenant shall have the right (i) to display is company name, and the name of its individual employees, on the electronic building directory located in the first floor lobby of the Building, and (ii) to install a sign bearing its company name outside of the Sublease Premises; provided, however, that (aa) the quality, style, size, design, color and other physical aspects of all such permitted signs shall be subject to all of the applicable terms and conditions of the Master Lease, shall be subject to Landlord’s and Sublandlord’s prior written approval (such approval shall not be unreasonably withheld, delayed or conditioned by Sublandlord), (bb) shall also be subject to any covenants, conditions or restrictions encumbering the Sublease Premises and any applicable municipal or other governmental laws, rules, regulations or other similar restrictions, and (cc) shall not be visible from the exterior of the Building. Except for the foregoing, Subtenant shall have no right to install or maintain signage in any other location in, on, or about the Building, including without limitation the Sublease Premises. All such signs, including the installation, maintenance and removal thereof, shall be at Subtenant’s sole cost and expense. If Subtenant fails to maintain its signs, or if Subtenant fails to remove same upon the expiration or earlier termination of this Sublease and repair any damage caused by such removal, Sublandlord may do so at Subtenant’s expense and Subtenant shall reimburse Sublandlord for all actual costs incurred by Sublandlord to affect such removal.
     7. Parking. Subject to Landlord’s approval of such use, Subtenant shall have the right, during the Term of this Sublease, to use twenty six (26) unreserved parking spaces, and two (2) reserved parking spaces, which Sublandlord is entitled to use in the parking facilities of the Building. All such parking privileges shall be at the rates and subject to the terms and conditions set forth in the Master Lease, and Subtenant shall reimburse Sublandlord, upon demand, for those amounts billed to Sublandlord by Landlord for said parking privileges.

     8. Incorporation of Terms of Master Lease.
          (a) This Sublease is subject and subordinate to the Master Lease. Subject to the modifications set forth in this Sublease, the terms of the Master Lease are incorporated herein by reference, and shall, as between Sublandlord and Subtenant (as if they were Landlord and Tenant, respectively, under the Master Lease) constitute the terms of this Sublease except to the extent that they are inapplicable to, inconsistent with, or modified by, the terms of this Sublease. In the event of any inconsistencies between the terms and provisions of the Master Lease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall govern. Subtenant acknowledges that it has reviewed the Master Lease and is familiar with the terms and conditions thereof.
          (b) For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:
               (i) In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.
               (ii) In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord. In any such instance, Sublandlord shall determine if such evidence, certificate or other matter or thing shall be satisfactory.
               (iii) Sublandlord shall have no obligation to restore or rebuild any portion of the Sublease Premises after any destruction or taking by eminent domain.
               (iv) All references in the Master Lease to the “Base Year” shall mean the calendar year 2007, and all references to “Tenant’s Share” shall mean “Subtenant’s Share,” as defined herein.
          (c) The following provisions of the Master Lease are specifically excluded: Paragraphs 2, 3, 4, 5, 6, 8, 9, 10, 11, 12 and 13 of the Summary of Basic Lease Information; Paragraph 1.1.1 (“The Premises”); Paragraph 1.2 (“Verification of Rentable Square Feet and Usable Square Feet of Premises”); Paragraph 1.3 (“Premises as of the Lease Commencement Date”); Paragraph 1.4 (“Relocation of Existing Tenants”); Section 2 (“Lease Term”); Section 3 (“Base Rent”); Paragraph 4.1 (“General Terms”); Section 4.2.1 (defining “Base Year”); Paragraph 8.6 (“Elevator Improvements”); Paragraph 10.8 (“Landlord’s Insurance”); Paragraphs 18.1 (“Existing Security Interests”), 18.2 and 18.3 (regarding, among other things, non-disturbance agreements); Paragraphs 23.1 (“Full Floors”), 23.2 (“Multi-Tenant Floors”), 23.4 (“Building Directory”), 23.5(a)(“Tenant Approval of Exterior Signs”), and 23.5(b)(“Landlord Approval of Tenant Exterior Sign”); the last sentence of Section 25 (“Late Charges”); the first three sentences of Section 28 (“Tenant Parking”); Section 29.12 (“No Warranty”); Section 29.18 (“Notices”); Section 29.24 (“Brokers”); Section 29.35 (“Satellite/Antennae”); Exhibits A, A-1, B, C and F; and the terms and conditions of the First Amendment, the Second Amendment and the Third Amendment.

     9. Subtenant’s Obligations. Subtenant covenants and agrees that all obligations of Sublandlord under the Master Lease shall be done or performed by Subtenant with respect to the Sublease Premises, except as otherwise provided by this Sublease, and Subtenant’s obligations shall run to Sublandlord and Landlord as Sublandlord may determine to be appropriate or be required by the respective interests of Sublandlord and Landlord. Subtenant agrees to indemnify Sublandlord, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred as a result of the non-performance, non-observance or non-payment of any of Sublandlord’s obligations under the Master Lease which, as a result of this Sublease, became an obligation of Subtenant. If Subtenant makes any payment to Sublandlord pursuant to this indemnity, Subtenant shall be subrogated to the rights of Sublandlord concerning said payment. Subtenant shall not do, nor permit to be done, any act or thing which is, or with notice or the passage of time would be, a default under this Sublease or the Master Lease.
     10. Sublandlord’s Obligations. Sublandlord agrees that Subtenant shall be entitled to receive all services and repairs to be provided by Landlord to Sublandlord under the Master Lease. Subtenant shall look solely to Landlord for all such services and repairs and shall not, under any circumstances, seek nor require Sublandlord to perform any of such services or repairs, nor shall Subtenant make any claim upon Sublandlord for any damages which may arise by reason of Landlord’s default under the Master Lease. Any condition resulting from a default by Landlord shall not constitute as between Sublandlord and Subtenant an eviction, actual or constructive, of Subtenant and no such default shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease, or entitle Subtenant to receive any reduction in or abatement of the Rent provided for in this Sublease. In furtherance of the foregoing, Subtenant does hereby waive any cause of action and any right to bring any action against Sublandlord by reason of any act or omission of Landlord under the Master Lease. Sublandlord covenants and agrees with Subtenant that Sublandlord will pay all fixed rent and additional rent payable by Sublandlord pursuant to the Master Lease to the extent that failure to perform the same would adversely affect Subtenant’s use or occupancy of the Sublease Premises during the Term. In addition, and notwithstanding anything to the contrary set forth above, Sublandlord agrees that it will use commercially reasonable efforts (i) to enforce Landlord’s obligations under the Master Lease, and/or (ii) to otherwise seek to enforce such rights as Sublandlord may have pursuant to applicable law, in order to cause Landlord to perform its duties and obligations in accordance with the terms of the Master Lease as they may relate to the Sublease Premises.
     11. Default by Subtenant. In the event Subtenant shall be in default of any covenant of, or shall fail to honor any obligation under, this Sublease, Sublandlord shall have available to it against Subtenant all of the remedies available (a) to Landlord under the Master Lease in the event of a similar default on the part of Sublandlord thereunder or (b) at law.
     12. Quiet Enjoyment. So long as Subtenant pays all of the Rent due hereunder and performs all of Subtenant’s other obligations hereunder, Sublandlord shall do nothing to affect Subtenant’s right to peaceably and quietly have, hold and enjoy the Sublease Premises during the Term.
     13. Notices. Anything contained in any provision of this Sublease to the contrary notwithstanding, Subtenant agrees, with respect to the Sublease Premises, to comply with and remedy any default in this Sublease or the Master Lease which is Subtenant’s obligation to cure, within the period allowed to Sublandlord under the Master Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Sublandlord to Subtenant is given after the corresponding notice of default from Landlord to Sublandlord. Sublandlord agrees to forward to Subtenant, promptly upon receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord in its capacity as Tenant under the Master Lease. Subtenant agrees to forward to Sublandlord, promptly upon receipt thereof, copies of any notices received by Subtenant from Landlord or from any governmental authorities. All notices, demands and requests shall be in writing and shall be sent either by hand delivery or by a nationally recognized overnight courier service (e.g., Federal Express), in either case return receipt requested, to the address of the appropriate party. Notices, demands and requests so sent shall be deemed given when the same are received, or upon any earlier refusal by the addressee to take delivery of such notice, demand and/or request.
Notices to Sublandlord shall be sent as follows:
Miramax Film Corp.
c/o Disney CORE Services
500 South Buena Vista Street
Burbank, CA 91521-2515
Attention: Lease Administration
with a copy to:
The Walt Disney Company
500 South Buena Vista Street
Burbank, CA 91521-0183
Attention: Corporate Legal-Real Estate
Notices to Subtenant shall be sent as follows:
The Film Department
8439 Sunset Boulevard
Suite 200
Los Angeles, CA 90069

     14. Broker. Sublandlord represents and warrants to Subtenant that, with the exception of Cushman & Wakefield (“Sublandlord’s Broker”), no brokers were engaged by Sublandlord, or otherwise entitled to a commission or other payment, in connection with the negotiation or consummation of this Sublease by Sublandlord. Subtenant represents and warrants to Sublandlord that, with the exception of First Property (“Subtenant’s Broker”), no brokers were engaged by Subtenant, or otherwise entitled to a commission or other payment, in connection with the negotiation or consummation of this Sublease by Subtenant. [Sublandlord] agrees to pay the commission of the Sublandlord’s Broker and Subtenant’s Broker pursuant to a separate agreement or agreements. Each party agrees to indemnify the other, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred by said party as a result of any breach of the foregoing representation and warranty by the other party.
     15. Condition of Premises. Sublandlord agrees that prior to delivering the Sublease Premises to Subtenant, Sublandlord shall cause the Sublease Premises to be professionally cleaned, and shall remove all loose furniture from the Sublease Premises, at Sublandlord’s sole cost and expense. Except as expressly set forth in the prior sentence, Subtenant acknowledges that it is subleasing the Sublease Premises “as-is” and that Sublandlord is not making any representation or warranty concerning the condition of the Sublease Premises and that Sublandlord is not obligated to perform any work to prepare the Sublease Premises for Subtenant’s occupancy. Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Sublease Premises except as permitted by the provisions of this Sublease and the Master Lease and that it must deliver the Sublease Premises to Sublandlord on the Sublease Expiration Date in the condition required by the Master Lease. Further, in executing and delivering this Sublease, Subtenant has not relied on any representation, including without limitation any representation as to the amount of any item comprising additional rent or the amount of the additional rent in the aggregate, or that Landlord or Sublandlord is/are furnishing the same services to Subtenant as to other (sub)tenants, at all, or on the same level or on the same basis, or any warranty or any statement of Sublandlord which is not expressly set forth in this Sublease.
     16. Consent of Landlord. Section 14 of the Master Lease requires Sublandlord to obtain the written consent of Landlord to this Sublease. Sublandlord shall solicit Landlord’s consent to this Sublease promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant. In the event Landlord’s written consent to this Sublease has not been obtained within thirty (30) days after the execution hereof, then this Sublease may be terminated by either party hereto upon notice to the other, and upon such termination neither party hereto shall have any further rights against or obligations to the other party hereto.
     17. Termination of the Lease. If for any reason the term of the Master Lease shall terminate prior to the Sublease Expiration Date, this Sublease shall automatically be terminated and Sublandlord shall not be liable to Subtenant by reason thereof unless said termination shall have been caused by the default of Sublandlord under the Master Lease, and said Sublandlord default was not as a result of a Subtenant default hereunder.
     18. Limitation of Estate. Subtenant’s estate shall in all respects be limited to, and be construed in a fashion consistent with, the estate granted to Sublandlord by Landlord.

Subtenant shall stand in the place of Sublandlord and shall defend, indemnify and hold Sublandlord harmless with respect to all covenants, warranties, obligations, and payments made by Sublandlord under or required of Sublandlord by the Master Lease with respect to the Subleased Premises. In the event Sublandlord is prevented from performing any of its obligations under this Sublease by a breach by Landlord of a term of the Master Lease, then Sublandlord’s sole obligation in regard to its obligation under this Sublease shall be to use reasonable efforts in diligently pursuing the correction or cure by Landlord of Landlord’s breach.
     19. Notification of Availability of Additional Premises. Sublandlord shall notify Subtenant in the event that Sublandlord elects to sublease, or to offer for subletting, any portion of the Master Premises (other than the Sublease Premises) which has not been sublet prior to the date of this Sublease.
     20. Use of Proprietary Names. Subtenant shall not acquire any right under this Sublease, and shall not use, Sublandlord’ name, the name “Disney” (either alone or in conjunction with or as a part of any other word or name) or any fanciful characters of designs of Sublandlord or any of Sublandlord’s affiliates (i) in any advertising, publicity or promotion; (ii) to express or imply any endorsement by Sublandlord of any services provided by Subtenant or any other person or entity; or (iii) in any other manner whatsoever (whether or not similar to the uses hereinabove specifically prohibited). The provisions of this Section shall survive the expiration or earlier termination of this Sublease.
     21. Counterpart Signature. This Sublease may be executed in any number of duplicate counterparts, each of which shall be deemed an original once executed, and all of which together shall constitute one and the same agreement.
     22. Authority to Sign/Warranties. Each individual executing this Sublease on behalf of Sublandlord warrants that Sublandlord has full authority to execute and deliver this Sublease, and that each such person is authorized to sign on behalf of Sublandlord. Each individual executing this Sublease on behalf of Subtenant warrants that Subtenant has full authority to execute and deliver this Sublease, and that each such person is authorized to sign on behalf of Subtenant.
     23. Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Sublease and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Sublandlord to Subtenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Sublease. This Sublease, and the exhibits and schedules attached hereto, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Sublease Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of this Sublease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this

Sublease.
     IN WITNESS WHEREOF, the parties have entered into this Sublease as of the date first written above.

SUBLANDLORD:

Miramax Film Corp.,
a New York corporation

By:	/s/ Marsha L. Reed
Its:	Marsha L. Reed, Secretary

SUBTENANT:

The Film Department,
a

By:	/s/ Neil Sacker
Its:	President & COO

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